Exhibit 99.1

STRICTLY CONFIDENTIAL Subject to Confidentiality Agreements
October 25, 2010
Ladies and Gentlemen:
Lionsgate continues to believe that a merger with MGM represents a unique, value creating opportunity for the stakeholders of Lionsgate and MGM. To ensure that all MGM stakeholders are provided with access to certain materials formally presented to MGM and its advisors, Lionsgate is enclosing the following documents regarding the proposed transaction:
1)	July 13, 2010 presentation made to the steering sub-committee of the MGM lender group that highlights the benefits of a combination;

2)	Lionsgate merger proposal made to MGM stakeholders on October 11, 2010 that has the support of Lionsgate’s three largest shareholders;

3)	Diligence questions from Moelis, advisor to MGM, relating to the Lionsgate merger proposal; and

4)	Lionsgate response dated October 15, 2010 to the Moelis questions.
The presentation from July highlights key economic and strategic benefits from a merger and provides a five-year cash flow projection (the “July Projections”) based upon information and diligence with MGM at the time. The pro forma cash flows in the July 13 presentation were prepared jointly by Lionsgate and MGM management. While MGM has indicated that it has not concluded diligence, we believe Lionsgate has provided information, including cash flow detail, regarding the projected feature film and television production slate of the combined company over the July Projections period.
Lionsgate believes that recent positive developments at Lionsgate and MGM, as well as further specific and actionable opportunities, have the potential to increase cash flow from the July Projections by over $40 million in fiscal year 2011 and over $120 million over the subsequent five years.
Specifically:
1)	As previously identified on page 12 of the July 13th presentation, an incremental $10-$15 million of annual overhead savings for a total potential annual overhead savings of over

$100 million per year. This results in approximately $68 million of savings over five years vs. the July Projections;
2)	Positive developments in our Channel Ventures, including the recently announced EPIX deal with Netflix, resulting in significant cash flow improvements;

3)	The exercise of MGM’s right to ‘opt-out’ of certain elective distribution right ‘buyouts’.
Importantly, these projections and actionable opportunities make this plan cash flow positive in the first fiscal year after MGM emerges from bankruptcy and have the potential to generate greater than 100% recovery rate for the MGM secured creditors on the par value of the prepetition bank debt (including swaps) on a non-discounted basis assuming a five year holding period. These recoveries include MGM’s 55% of equity in the combined company and the $500 million of cash / take back debt under the current Lionsgate proposal.
Furthermore, we continue to believe there are several opportunities that create additional potential upside to this plan, including but not limited to global digital rights licensing, supplier advance deals, and consolidation and monetization of the channels platforms and pay television joint ventures.
We have already completed a substantial amount of diligence and are eager to immediately re-initiate a constructive dialogue with MGM and its stakeholders to explore this tremendous opportunity.
Very truly yours,
/s/ Jon Feltheimer
Jon Feltheimer
Co-Chairman and CEO
Lions Gate Entertainment Corp.

Cc:	MGM Board of Directors, c/o Stephen Cooper, Co-CEO & Chief Restructuring Officer, MGM Mr. Michael Burns, Vice Chairman, Lions Gate Entertainment Corp. Michael A. Woronoff, Esq., Proskauer Rose, LLP

Project MGM / LGF Presentation to Lender Steering Subcommittee 13 July 2010

2 Confidentiality This presentation and related information are categorized as "Steering Committee Eyes Only" pursuant to the terms of the August 17, 2009 Confidentiality Agreement, among JPMorganChase Bank, N.A., MGM Holdings II Inc., and Metro-Goldwyn-Mayer Inc. Reference is hereby made to that third party beneficiary letter dated as of July 12, 2010 in favor of Lionsgate, to that certain Confidentiality Agreement, dated August 17, 2009 by and among JPMorgan Chase Bank, N.A., MGM Holdings II Inc., and Metro-Goldwyn-Mayer Inc. Without limiting the foregoing, by your acceptance of this presentation, you (i) acknowledge that you are aware of securities law restrictions on the purchase or sale of securities by any person who has received material, non-public information and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information and (ii) agree that you and any person to whom you transmit such information will comply with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of Lionsgate. Disclaimers The attached materials are furnished as illustrations for discussion purposes only and are based on assumptions and projections, which may not reflect actual historical, present or future results. No representation or warranty is made as to the accuracy or completeness of the information contained in the accompanying materials. Assumptions do not constitute a representation that any assumptions will be achieved. It is impossible to predict with accuracy how a motion picture will perform at the box office, as such performance is always subject to outside factors as diverse as public taste, competitive environment, political events, weather and the like. The attached materials have not been audited, examined, compiled or reviewed by the auditors or accountants of MGM or Lionsgate, are not consistent with GAAP and may not reflect the timing or manner in which the financial numbers in the models would be reported for tax or financial statement reporting purposes. All numbers are in U.S. dollars and no adjustment has been made for currency fluctuations, which could be material. This presentation contains projections and forward-looking statements. Forward-looking statements typically can be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "intend," "forecast," "projection" and the like. These statements appear in a number of places in the attached material and include statements regarding current intentions, plans, strategies, beliefs and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in projections and forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the combined Company's products achieve customer acceptance, the performance of the Company's sales force as well as the performance of its distribution service providers, future business decisions, and other factors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. In light of the significant uncertainties inherent in the projections and forward-looking information herein, the inclusion of such projections and information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized. In fact, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Without limiting the foregoing, projections of ultimate revenues, or Ultimates, from the distribution of motion pictures are subject to many variables and changes over time which cannot accurately be predicted. Such variables include, without limitation, changes in consumer tastes and demand; emergence of new media; monopolistic or oligopolistic market dominance by buyers in certain media in various territories; compliance by buyers with payment obligations; availability and cost of financing for new film product; ability to renew expiring rights; labor stoppages; changes in levels of copyright and piracy protection in various media and countries (including the United States); censorship; and trade barriers. Experts may differ on the appropriate methodology and assumptions surrounding the preparation of Ultimates. To the extent that materials contained herein are based upon historical data, there is no assurance that future performance will be consistent with such historical data. Each of MGM and Lionsgate regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis. This may result in a change in the rate of amortization and/or a write down of the film or television asset to fair value. Results of operations in future years depend upon amortization of film and television costs. Periodic adjustments in amortization rates may significantly affect these results. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast, other creative personnel, strikes, disruptions caused by weather, cast or crew illness, or accidents or other events beyond our control. As such, the projected costs of a motion picture at the time it is set for production or acquired may increase significantly, and the date of completion may be substantially delayed due to the exigencies of production. Increased costs may make it less likely that such film will recoup its production costs, and delays in production may result in such film not being ready for release at the intended time and postponement to a potentially less favorable time, all of which could cause a decline in gross receipts for such a film. The cost of producing and marketing motion pictures has generally increased in recent years. These costs may continue to increase in the future, thereby increasing the costs of our motion pictures. Production costs and marketing costs are rising at a faster rate than increases in either domestic admissions to movie theaters or admission ticket prices, leaving us more dependent on other media, such as home video, television and foreign markets, and new media. There can be no assurance of the economic success of any motion picture since the revenues derived from the production and distribution of a motion picture (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon its acceptance by the public, which cannot be predicted. The commercial success of a motion picture also depends upon the acceptance of competing films, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a picture is generally a key factor in generating revenues from other distribution channels. There is a substantial risk that some or all of our motion pictures will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized. The projected financial information contained herein has been prepared solely to aid in an evaluation of a potential combination of the business of Lionsgate and MGM. As such, they necessarily differ (in some cases materially) from projections that might be prepared with respect to either entity on a stand alone basis. In addition, because such projections are based on numerous assumptions and are subject to significant uncertainties and contingencies (including assumptions, uncertainties and contingencies relating to (i) each entity on a stand alone basis and (ii) the expected costs and benefits of a combination), many of which are beyond the control of Lionsgate or MGM, there is no assurance that they would be realized, and actual results will likely vary significantly from those shown. Disclaimer 1

Combination Objective: To create a modern, efficient global entertainment company driven by strong library cash flows, LGF's current TV and film slate momentum, MGM's IP and our combined expertise in monetizing a complex library asset Distribution Bottom-line Oriented Television Drives Growth 3 Executive Summary 5

4 Film Production Leading franchises coupled with core expertise in multiple genres TV Production and Syndication Established production and worldwide distribution expertise Channels Collectively, reaching over 200MM+ homes and growing International Distribution and Worldwide Channels Uniquely positioned in high-growth Latin America and Asian Markets Library The largest library in the world with 20,000+ titles/episodes 16 Best Picture Academy Awards Home Entertainment and Digital Distribution Leveraging Complementary Assets Creates Immediate and Long Term Value 6

Leveraging Complementary Assets: *FILM PRODUCTION*

CONFIDENTIAL

LGF	MGM
• Theatrical film slate with 12+ titles/yr – Franchises like *Saw* and *Tyler Perry* – New franchises like *Expendables* – Future franchise brands like *Conan the Barbarian*, *The Hunger Games* trilogy, and *What to Expect When You're Expecting*	• Tentpole brands like *Bond* and *Hobbit* • Deep supply of remake rights (e.g., *RoboCop*, *Poltergeist*, *War Games*)

Potential of Combined Entity

- Strong diverse film slate
- Tentpole product enhances value of entire slate
- Increases operating leverage across all channels

5

MGM Potential of Combined Entity Profitable production enterprise with limited investment in overhead and development New television production drives international licensing of library New content feeds growing channel platforms LGF Substantial IP to mine for new shows with worldwide appeal (Teen Wolf, Thomas Crown Affair, Stargate, etc.) A leading independent producer of acclaimed and popular shows including Mad Men, Weeds and Nurse Jackie Leading syndicator of cable programming with ten syndication series in distribution Leveraging Complementary Assets: TV PRODUCTION AND SYNDICATION 8 6

Growing channel platform reaching over 300M homes worldwide Combined channel platform contributes to library uplift Streamlined back office operations MGM Potential of Combined Entity LGF Significant integrated channel platform with 146M global subs, including This TV, MGM HD, and EPIX Free cash flow generating domestic channel offering led by TV Guide Digital assets including Break Media and TV Guide.com with nearly 100M uniques Growth assets like Epix, Tigergate, and upcoming linear launch of Fearnet Leveraging Complementary Assets: CHANNELS 9 7

Home video distribution fee savings and revenue uplift for current and library product in Canada and UK More product creates licensing revenues across pay television JVs Potential for additional platforms, e.g. Australia Leveraging Complementary Assets: INTERNATIONAL DISTRIBUTION AND WORLDWIDE CHANNELS MGM Potential of Combined Entity LGF 23 wholly owned or minority owned TV channels worldwide and 3 pay TV joint ventures First-rate international television and digital licensing sales force Top tier, highly recognizable brand Self distribution in UK and Canada New pay TV joint venture in Asia 10 8

Large, acclaimed library with iconic properties World's largest library with wide diversity of content and over 20,000 titles/episodes Strength of combined company's new theatrical and television releases drive library revenue uplift and packaging opportunities across television, digital, and packaged media worldwide Worldwide library consistently updated with a steady stream of new production Over 1,800 titles added in the last 5 years MGM Potential of Combined Entity LGF Leveraging Complementary Assets: LIBRARY 11 9

Large library with untapped Blu^ray potential Potential to increase library packaged media cash flow by over $100MM over the next 4 years Limited disruption during transition due to relationships with Fox Provides rationale for renegotiating the existing arrangement with Fox Sheer scale of library, IP and new product will create opportunities in the digital space #1 studio in box office to DVD conversion; over-conversion on VOD / PPV and DVD Self-distribution in U.S., U.K. and Canada Distributor of leading brands, including in family and fitness programming Leveraging Complementary Assets: HOME ENTERTAINMENT AND DIGITAL DISTRIBUTION MGM Potential of Combined Entity LGF 12 10

Operating Plan Assumptions 11

Based on preliminary evaluation; we believe additional savings of $10MM - $15MM annually is achievable (1) Note Total cash overhead does not include LG channel joint venture overhead Potential Overhead Benefits 14 12

CONFIDENTIAL

Estimated Pro Forma Financials

Summary Pro Forma Cash Flow

$MM

FYE 3/31

				Cash Flow Projections				
	1H2011E	2H2011E	PF2011E	2012E	2013E	2014E	2015E	2016E
Library + New Library [(1)]	199	271	471	552	615	618	623	590
New Theatrical Features	(215)	29	(186)	(170)	49	(89)	102	211
New Television Programs	(25)	(1)	(26)	12	(23)	(4)	(11)	53
Overhead	(91)	(91)	(181)	(186)	(190)	(195)	(200)	(205)
Integration & Severance	0	(50)	(50)	(15)	0	0	0	0
Other [(2)]	(1)	(10)	(11)	(59)	(6)	(14)	7	8
Channel Ventures [(3)]	(47)	(26)	(72)	2	39	64	81	88
Net Film Financing	(35)	50	15	(8)	(18)	(17)	(8)	(7)
Capex	(3)	(4)	(7)	(6)	(7)	(7)	(6)	(6)
Unlevered Pre-Income Tax CF	**(218)**	**170**	**(48)**	**121**	**458**	**357**	**588**	**731**

Notes

1. Cash flows from the fiscal 2009 and fiscal 2010 theatrical slates and from TV series that have already been ordered plus anticipated season renewals for existing shows
2. Includes Sony buyout, contractual obligations to Sonopress ($11M) and true-up payments related to a third party distribution agreement ($33M)
3. Includes funding to/distributions from EPIX, TV Guide and worldwide channel joint ventures. Additional MGM channels including ThisTV, MGM HD and wholly owned International Channels provide ~$320M in net cash flow from FY12-FY16 (before intercompany programming costs); cash flow related to these channels flow into the "Library + New Library" line item

13

Create a massive global digital rights license to a major digital content distributor Evaluate selling interests in the pay television joint ventures while retaining long term output library agreements Explore structuring an exclusive, all media catalog rights license (ex. digital) to a significant distributor in select territories (e.g. China, France, Germany, India, Italy, Japan, Spain) for a 5-year term Evaluate supplier advance deals on favorable terms to generate upfront cash Consider eventual spin-off of channels platform Other Potential Opportunities 16 14

MGM acquired as an unrestricted subsidiary under existing LGF credit facility LGEI and MGM are sister subsidiaries under LGEC and new MGM indebtedness can be 1st lien secured by assets / cash flow of MGM Structure allows existing LGF debt to remain in place so long as no change of control (1) is triggered Must comply with affiliate transaction covenants in LGEI's existing credit facility and 2nd lien notes in dealings between LGEC/LGEI and MGM Acquisition Corp Note 1. Change of Control - no one "person or group" can hold more than 50% of Voting Stock Illustrative PF Structure - Unrestricted Subsidiary 17 15

Assumes transaction structured as merger of equals Pro forma company has potential to trade at multiples similar to diversified media companies or higher given diverse cash flow and growth profile Significant synergies and combined growth infrastructure driving value in library and channels have potential to significantly add to the value of underlying equity Illustrative Valuation 18 16

STRICTLY CONFIDENTIAL
October 11, 2010
Houlihan Lokey
1930 Century Park West
Los Angeles, CA 90067
Attention: Irwin Gold
Irwin:
Lions Gate remains highly enthusiastic about a potential business combination with MGM. We are convinced that this combination will create tremendous value for both sets of stakeholders and result in superior value and returns for MGM stakeholders relative to MGM’s alternatives.
Therefore, and upon your request. Lions Gate is pleased to submit the following indicative proposal. We have designed the proposal to maximize the value to MGM’s current stakeholders and achieve speed and certainty in closing.
1. Transaction Structure
a. Restructuring. MGM Holdings, MGM Holdings II, and Metro-Goldwyn-Mayer and certain of its and their direct and indirect subsidiaries will file “prepackaged” Chapter 11 cases in the U.S. Bankruptcy Court for the Southern District of New York.
b. Merger. A U.S. wholly-owned subsidiary of Lions Gate Entertainment Corp. will merge with and into MGM Holdings, effective promptly following the confirmation of the Chapter 11 plan of reorganization (the “Plan”). The Plan will be consistent with the material terms contained in this letter. Following the consummation of the merger, MGM Holdings will be a wholly-owned subsidiary of Lions Gate Entertainment Corp.
2. Consideration
Assuming that MGM maintains a to be agreed upon minimum level of working capital, MGM stakeholders will receive consideration consisting of: (a) shares of common stock representing approximately 55% ownership in the combined company; and (b) either (i) $500 million aggregate principal amount of rollover debt on market terms, or (ii) $500 million of cash raised through the issuance of new debt at the combined company. The equity percentage was derived by the ratio of the current value of MGM debt to the market capitalization of Lion Gate.
3. Integration and Management
Lions Gate’s management team has a proven track record of successfully integrating acquired and merged entities. We will minimize potential inefficiencies and retain the best employees from both companies, and are ready to begin this process immediately. In addition, we will work together to implement a Management Incentive Plan (the “MIP”), which will include customary change of control triggers and properly align management with the interests of the combined company’s stockholders.

Page 2	STRICTLY CONFIDENTIAL
October 11, 2010
4. Exclusivity
Once the parties have agreed upon the material terms set forth herein, then the parties shall execute a plan support agreement, lock-up agreement and/or other similar agreements that bind both parties and allow them to complete negotiations and agree to and execute a process to effectuate the transactions contemplated herein (the “Plan Support Agreements”).
5. Approvals
A condition to proceeding will be MGM obtaining approval of the Chapter 11 plan from holders of 2/3 in amount and more than 1/2 in number of holders eligible to vote on the Chapter 11 plan.
The transaction would of course be subject to applicable regulatory approvals. Based upon the information currently available to us, we expect that any regulatory requirements applicable to the proposed combination would be limited to those that are customary for transactions of this nature, and would not unduly delay completion of the proposed restructuring and merger.
Our board of directors has approved this proposal. The formal approval of our board of directors would be required prior to the execution of definitive transaction documents. Our stockholders would also have to approve the transaction. If the parties elect to proceed, we intend to seek stockholder approval promptly following the filing of the Plan and related disclosure statements with the Bankruptcy Court.
6. Timing
Lions Gate and its advisors are prepared to proceed immediately with the negotiation and preparation of mutually acceptable definitive documents relating to the Plan and the merger, which we would expect to contain customary terms and conditions for transactions of this type.
Contacts
Please direct any questions related to the proposed restructuring and merger to:
Ethan Sawyer
Executive Director
Morgan Stanley
1999 Avenue of the Stars, Suite 2400
Los Angeles, California 90067
Tel: 310.788.2248
In addition, please direct any questions related to legal matters to:
Michael A. Woronoff
Partner

Page 3	STRICTLY CONFIDENTIAL
October 11, 2010
Proskauer Rose, LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Tel: 310.284.4550
This letter is not intended to create a legally binding obligation on the part of any person, and does not constitute a solicitation of any kind. Any transaction would be subject to the satisfactory negotiation and execution of mutually acceptable definitive transaction documents, receipt of bankruptcy court and other necessary approvals, the confirmation and consummation of the plan, and satisfaction of all other conditions set forth in the definitive documents.
We are providing this letter to you with the understanding that the existence of this letter, the terms hereof and thereof, and the existence, status and content of our discussions constitute (a) Evaluation Material under that certain Confidentiality Agreement dated May 18, 2010; (b) information classified as “Steering Committee Eyes Only” pursuant to (i) the terms of the August 17, 2009 Confidentiality Agreement among JPMorganChase Bank, N.A., MGM Holdings II, Inc. and Metro-Goldwyn-Mayer Inc. and (ii) the related third-party beneficiary letters dated July 29, 2010 and July 30, 2010, in favor of Lions Gate; and (c) Confidential Information under that certain Nondisclosure Agreement effective September 2010 by and between Lions Gate Entertainment Corp and Houlihan Lokey Capital, Inc.
We remain enthusiastic about the prospect of the proposed restructuring and merger, and we look forward to working with MGM toward the consummation of the proposed transactions.
Very truly yours,

/s/ Jon Feltheimer Jon Feltheimer
Co-Chairman and CEO
Lions Gate Entertainment Corp.

cc:	MGM Board of Directors, c/o Stephen Cooper, Co-CEO & Chief Restructuring Officer, MGM Mr. Michael Burns, Vice Chairman Michael A. Woronoff, Esq., Proskauer Rose, LLP

1999 Avenue of the Stars Suite 1900 Los Angeles, California 90067 T 310.443.2300 F 310.443.8700
PROJECT MI6 – KEY INITIAL QUESTIONS ON LIONS GATE PROPOSAL
The following is a list of key questions related to the recent proposal submitted by Lions Gate to merge with MGM. With respect to each of the items below, please provide written confirmation from Lions Gate, Mr. Icahn and Mr. Rachesky that they are in agreement with your response.
▪	Corporate Governance
–	Please provide the details of a corporate governance proposal, including Board composition and significant committees (greenlight, compensation, etc) that has the support and agreement of Messrs. Icahn and Rachesky
▪	Approvals
–	Please outline and describe the timetable and process to solicit Lions Gate shareholder approval and what the requisite vote of Lions Gate’s shareholders would be to approve this transaction

–	Please confirm that Mr. Icahn and Mr. Rachesky are prepared to execute customary voting and support agreements in favor of the proposed transaction

–	Views on timing for regulatory approval (i.e. HSR, SEC, etc.)
▪	Ongoing Litigation
–	Please provide an update on the ongoing litigation with Carl Icahn

–	Discuss impact of the litigation on the timing and execution of the proposed transaction
▪	Existing Tender Offer
–	Please describe plans with respect to the existing tender offer for Lions Gate shares and the impact on the timing and execution of the proposed transaction
NEW YORK      |      BOSTON      |      CHICAGO      |      LONDON      |      LOS ANGELES      |      SYDNEY

▪	Capital Structure
–	Please elaborate on the expected terms of the $500mm of new debt or rollover debt (security, entity that will issue paper, etc.)

–	Please elaborate on the capital structure of the combined entity (classes of equity, voting rights, board nomination rights, debt outstanding)

–	Please discuss the impact of the proposed transaction on Lions Gate’s existing debt and convertible debt
▪	Change-of-control provisions, etc.
–	Confirm that there will be no changes to the capital structure between the announcement date and closing

–	Please elaborate on projected funding needs and sources, specifically for new productions
▪	Management
–	Please provide details on the proposed executive management and key roles
▪	Cost Savings / Synergies
–	Please provide us an analysis or thoughts on implied value of expected cost savings and synergies in connection with the transaction

STRICTLY CONFIDENTIAL Subject to Confidentiality Agreements
October 15, 2010
Moelis & Co.
1999 Avenue of the Stars
Suite 1900
Los Angeles, CA 90067
Attention: Navid Mahmoodzadegan
Navid:
     We reiterate our intention and desire to work in a constructive and expedited manner with MGM’s management and creditor constituents to offer a plan that will attract broad support. To that end, we have recited your questions in italicized font and have followed each question with our response.
▪	Corporate Governance
–	Please provide the details of a corporate governance proposal, including Board composition and significant committees (greenlight, compensation, etc) that has the support and agreement of Messrs. Icahn and Rachesky
Response. The Board will initially consist of ten (10) members and will comply with NYSE independence requirements. Four (4) of the members will be designated by the MGM creditors, and one (1) of these four (4) will be Carl Icahn or his nominee. Three (3) of the members will be designated by Lions Gate, specifically Mark Rachesky (or his nominee), Carl Icahn (or his nominee) and Jon Feltheimer. The remaining three (3) directors will be selected as follows: the MGM directors will select a non-MGM creditor director and the Lions Gate directors will select a non-Lions Gate employee. The two selected directors will then select a third director.
Consistent with NYSE requirements, the Board will have an audit committee, corporate governance and nominating committee, and compensation committee. We will also have a strategic committee, which will initially consist of five (5) board members and have jurisdiction over investment decisions above threshold amounts (including greenlighting films with budgets in excess of $80mm). For decisions regarding films with budgets in excess of $80mm, the strategic committee will be expanded to include two members from management, for a total of seven members. Carl Icahn (or his nominee) and Mark Rachesky (or his nominee) will initially occupy two of the five seats, two (2) members of the committee will be designated by the MGM creditors, with the final member to be mutually agreed upon.
Each fiscal year the annual budget approved by the board of directors shall include (i) the aggregate amount of film and television production investment and (ii) the anticipated film and television slate corresponding to such aggregate budget (with placeholders as and if necessary for projects not yet specifically identified). Every television program or motion picture must undergo Lions Gate’s rigorous greenlight process, which includes, without limitation, passing certain threshold return on investment criteria.
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL
     We have discussed the governance proposal with Mr. Icahn and fully anticipate that Messrs. Icahn and Rachesky support the same.
▪	Approvals
–	Please outline and describe the timetable and process to solicit Lions Gate shareholder approval and what the requisite vote of Lions Gate’s shareholders would be to approve this transaction
Response. Lions Gate will need the approval of a majority of the outstanding Lions Gate shares eligible to vote, which can be obtained in approximately 30 days following the filing of the definitive proxy. As previously announced in Amendment No. 4 to our Schedule 14D-9, filed with the SEC on October 12, 2010, we believe our proposal is supported by Lions Gate’s three largest shareholders (together owning more than two-thirds of the outstanding shares eligible to vote). We intend to move this transaction forward as quickly as possible and pursue the most expedited form of shareholder approval. We are confident that approval will be obtained within the time period necessary to consummate the transaction.
We also expect to be the plan sponsor in MGM’s reorganization and would expect the definitive documents related to the reorganization plan to contain customary terms and conditions for transactions of this type including, without limitation, with respect to breakup fees, expense reimbursement and lockup provisions.
–	Please confirm that Mr. Icahn and Mr. Rachesky are prepared to execute customary voting and support agreements in favor of the proposed transaction
Response. We fully anticipate that Mr. Icahn and Mr. Rachesky are prepared to execute such agreements.
–	Views on timing for regulatory approval (i.e. HSR, SEC, etc.)
Response. We do not expect any unusual delays with respect to the termination of the HSR waiting period, and would request early termination upon the submission of our materials. We expect no unusual delays in the SEC review process.
▪	Ongoing Litigation
–	Please provide an update on the ongoing litigation with Carl Icahn
Response. For a summary of the ongoing litigation with Mr. Icahn, please see Annex A.
–	Discuss impact of the litigation on the timing and execution of the proposed transaction
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL
Response. As a result of Mr. Icahn’s stated support, we do not believe the ongoing litigation will impact the timing and execution of the proposed transaction regardless of the outcome of such litigation.
▪	Existing Tender Offer
–	Please describe plans with respect to the existing tender offer for Lions Gate shares and the impact on the timing and execution of the proposed transaction
Response. For a summary of the existing tender offer, please see Annex B. We believe that the outstanding tender offer will not impact the timing and execution of the proposed transaction, as Mr. Icahn remains supportive of a combination between MGM and Lions Gate, provided the companies reach an agreement on deal structure (including corporate governance).
▪	Capital Structure
–	Please elaborate on the expected terms of the $500mm of new debt or rollover debt (security, entity that will issue paper, etc.)
Response. The $500mm of new debt or rollover debt (or a combination of the two) will be secured by a first priority security interest in the existing MGM library assets subject to existing restrictions or encumbrances. The MGM assets will be held by MGM Holdings and its subsidiaries. MGM Holdings will be a wholly owned subsidiary of Lions Gate Entertainment Corp. and an unrestricted subsidiary (i.e., it will not secure or guarantee any of the existing Lions Gate debt). The new debt will be priced at market terms, with a tenor no less than 5 years from the date of close. Please see Exhibit A which sets forth the proposed combined company corporate structure.
–	Please elaborate on the capital structure of the combined entity (classes of equity, voting rights, board nomination rights, debt outstanding).
Response. Equity issued to MGM creditors will be of the same class of existing Lions Gate Entertainment Corp. common shares as currently outstanding and listed on the NYSE. Currently we have only one class of equity. Each common share of Lions Gate Entertainment Corp. has one vote. Total corporate debt outstanding for the combined entity will be approximately $1.1B, consisting of the following:
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL

	Maturity	Coupon	Next Put Date	Issuer	(Amounts in Millions)**

Credit Facility, $340MM Revolver*	July-13	L+2.5%		Lionsgate Entertainment Inc.	$192.5

Senior Secured Second Priority Notes	November-16	10.25%		Lionsgate Entertainment Inc.	236.0

Subordinated Notes /Oct 2004, Conversion Price $11.50	October-24	2.9375%	10/15/11		46.3
Subordinated Notes /Feb 2005 Conversion Price $14.28	March-25	3.6250%	3/15/12		23.5
Subordinated Notes /April 2009 Conversion Price $8.25	March-25	3.6250%	3/15/15		66.6

Subordinated, Unsecured, Convertible Notes				Lionsgate Entertainment Inc.	136.4

Pennsylvania Facility	April-13	1.50%		Subsidiaries of LGEI.	66.0

New or Rollover Senior, Secured Debt	TBD	TBD		MGM Holdings, Inc.	500.0

Other Financing Obligations					3.7

					$1,134.6

Notes:

*	Lionsgate corporate credit facility balance varies. Obligation of both Lions Gate Entertainment Corporation and Lionsgate Entertainment Inc.

**	Does not include production loan debt.
All balances as of 7/23/10 except Convertible Notes which are as of 7/20/10 and Pennsylvania Facility and Other Financing Obligations which are as of 6/30/10.
–	Please discuss the impact of the proposed transaction on Lions Gate’s existing debt and convertible debt
•	Change-of-control provisions, etc.
Response. Based upon our understanding of the Creditors’ holdings of MGM debt and the positions of our current common stockholders, and assuming that such Creditors would not be considered to be a single “person” or “group,” the proposed transaction should not trigger change of control put rights or an event of default under our material debt agreements (i.e., the Credit Facility with JP Morgan, the Production Facilities with JP Morgan, the Convertible Notes Indentures (3 series) and the Senior Notes Indenture). Because the proposed acquisition structure would treat MGM as an unrestricted subsidiary (see Exhibit A) under Lions Gate’s Credit Facility and Production Facilities, other covenant restrictions contained in such debt agreement should not be affected. We do not anticipate that the consummation of the proposed transaction would violate any covenants in our bank facilities, convertible notes or high yield bonds.
–	Confirm that there will be no changes to the capital structure between the announcement date and closing.
Response. We do not anticipate any material changes to the capital structure between the announcement date and closing.
–	Please elaborate on projected funding needs and sources, specifically for new productions
Response. We have sufficient funding in place to maintain all of Lions Gate’s existing operations, including new planned productions. Outside of theatrical production, all business units are self-funded. In addition to Lions Gate’s projected theatrical slate, we anticipate adding tentpole productions under the combined company, including for example “Bond” and “The Hobbit.” Based on the analysis prepared earlier this year, we have sufficient access to funding for the combined projected theatrical slate between our slate facility, single picture loans, internally
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL
generated cash flow and co-financing arrangements. We need to be updated on the current status of MGM’s existing planned tentpole productions to confirm this analysis.
▪	Management
–	Please provide details on the proposed executive management and key roles
Response. Jon Feltheimer will be the CEO of the combined company. We will retain the best of breed from MGM and Lions Gate to staff the other key executive positions.
▪	Cost Savings / Synergies
–	Please provide us an analysis or thoughts on implied value of expected cost savings and synergies in connection with the transaction
Response. Our analysis of the overhead for the combined company yields annual savings of approximately $100mm. Overhead cost savings alone would therefore yield approximately $1B in incremental enterprise value as we increase our operating leverage. We would also expect to save significant distribution fees as a result of Lions Gate’s direct distribution operations in the United States, United Kingdom and Canada. Additional cost savings will be found by streamlining the back office operations for our channel business when we combine the various MGM and Lions Gate channel assets.
The combined company would also provide numerous strategic synergies which we believe would drive revenue uplift and create both immediate and long-term value. These opportunities include:
–	Potential to increase library packaged media cash flow by over $100mm over the next 4 years

–	Strong, diverse film slate combined with a profitable TV business and the world’s largest library with over 20,000 titles/episodes

–	Tentpole product to enhance the value of the entire slate

–	Existing TV enterprise ready to scale with the benefit of MGM IP

–	New television production to drive international licensing of library

–	New content to feed growing channel platforms and combined channel platform contributes to library uplift

–	Sheer scale of library, IP and new product will create opportunities in the digital space (e.g., Netflix/Epix type arrangements)
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

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     We remain enthusiastic about the prospect of the proposed restructuring and merger, and we look forward to working with MGM and its stakeholders toward the consummation of the proposed transactions.
Very truly yours,
/s/ Michael Burns
Michael Burns
Vice Chairman
Lions Gate Entertainment Corp.

cc:	Mr. Jon Feltheimer, Chairman and Chief Executive Officer Michael A. Woronoff, Esq., Proskauer Rose, LLP
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

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Exhibit A
Corporate Organizational Chart
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL
Annex A — Summary of Litigation
     On July 23, 2010, Icahn Partners LP, a limited partnership governed by the laws of Delaware, and certain entities affiliated with Icahn Partners LP (collectively, the “Offeror”) filed suit in the Supreme Court of British Columbia (the “BC Court”) against Lions Gate, Dr. Mark Rachesky, MHR Fund Management LLC and MHR Institutional Partners III LP (the “MHR Fund”) and Kornitzer Capital Management, Inc. (the “BC Action”). Among other things, the BC Action challenges a July 20, 2010 Refinancing Exchange Agreement between Lions Gate and Kornitzer Capital Management, Inc., whereby certain of convertible notes of Lions Gate’s wholly owned subsidiary were exchanged for Lions Gate common stock. The BC Action alleges that the Exchange (as defined below) is “oppressive” to the Offeror under British Columbia law. The Offeror seeks, among other things, orders (1) declaring that Lions Gate is oppressing its shareholders, (2) prohibiting the MHR Fund from transferring or voting its new shares, (3) prohibiting Lions Gate from issuing any securities, (4) unwinding the July 20 transactions between the MHR Fund, Lions Gate, and Kornitzer Capital Management, Inc., and (5) compensating the petitioners. The BC Court heard argument during the week of October 11, 2010 and the BC Action is currently pending.
     The Offeror also sought an order from the British Columbia Securities Commission (the “BCSC”) on July 22, 2010 requiring, among other things, that Dr. Rachesky, the MHR Fund, and their respective affiliates cease trading in any securities of Lions Gate until further order of the BCSC and that Lions Gate and each of its directors cease trading in any securities of Lions Gate until further order of the BCSC. The Offeror alleges that the Exchange was, among other things, an unlawful defensive tactic, and that the disclosures concerning the transactions violated applicable securities laws. A hearing on the request for a temporary cease trade order was held on July 28, 2010, and the BCSC dismissed the Offeror’s application for a temporary cease trade order against Lions Gate and the MHR Fund.
     On July 26, 2010, the Offeror filed suit in New York Supreme Court against Lions Gate, the Board, LGEI, Dr. Rachesky, the MHR Fund, MHR Institutional Advisors II LLC, MHR Institutional Advisors III LLC, and Kornitzer Capital Management, Inc. and its principal John C. Kornitzer (the “New York Action”). The Offeror claims, among other things, that the Exchange and the issuance of Shares to Dr. Rachesky’s fund constituted: (1) a breach of a July 9 letter agreement; (2) tortious interference with the July 9 standstill letter agreement; and (3) tortious interference with prospective business relationships. The complaint seeks, among other things, a preliminary and permanent injunction rescinding the note exchange and share issuance; a preliminary injunction prohibiting all defendants from voting their shares in any election of directors or any other shareholder vote; and an award of compensatory and punitive damages to the plaintiffs. On August 26, 2010, the defendants in the New York Action moved to dismiss or stay the New York Action. Those motions are currently pending.
     “Exchange” means that certain Refinancing Exchange Agreement entered into on July 20, 2010 by Lions Gate with Kornitzer Capital Management, Inc. to exchange certain of convertible notes of its wholly owned subsidiary.
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL
     The “Notes Sale” means, on July 20, 2010, following the execution of the Exchange, Kornitzer Capital Management, Inc. entering into a Purchase Agreement and selling the notes it received to MHR Institutional Partners III LP.
     The “Conversion” means, after the consummation of the Notes Sale, the July 20, 2010 exercise by MHR Institutional Partners III LP of conversion rights under the new notes whereby the new notes were fully converted into 16,236,306 common shares of the Company.
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.

STRICTLY CONFIDENTIAL
Annex B — Summary of Tender Offer
     On July 20, 2010, the Offeror offered to purchase up to all of the issued and outstanding Shares of Lions Gate, for U.S. $6.50 per Share in cash (the “Offer Price”) and upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated July 20, 2010 (the “Offer and Circular”), and in the related Letter of Acceptance and Transmittal (the “Letter of Transmittal”) and Notice of Guaranteed Delivery (which, collectively, constitute the “Offer”).
     On August 11, 2010, the Offeror announced in a press release that it was extending the expiration date of the Offer to 8:00 p.m. New York Time, on October 22, 2010. The Offeror also announced that as of the close of business on August 10, 2010, no common shares of Lions Gate had been tendered into the Offer.
     On August 31, 2010, the Offeror announced in a press release and an amendment to its Schedule TO that it was increasing the Offer Price to U.S. $7.50 per share in cash. The Offeror also announced the following two additional conditions to the Offer:
•	there shall have been properly and validly deposited under the Offer and not withdrawn that number of Shares which, together with the 44,642,069 common shares owned by the Offeror, constitutes at least 50.1% of the common shares outstanding at the expiry time of the Offer; and

•	a court of competent jurisdiction shall have issued a final, binding and irrevocable order that is not subject to further appeal (i) rescinding in all respects each of the Exchange, the Notes Sale and the Conversion (as each term is defined above) or (ii) converting all of the Shares issued pursuant to the Conversion into a new class of non-voting common shares, and this conversion having occurred in accordance with such order (in which case such non-voting shares would not be eligible to be tendered into the Offer), with such order (in the case of either (i) or (ii)) being otherwise satisfactory to the Offeror, acting reasonably.
This document is for discussion purposes only. The terms and conditions hereof are not intended as an offer or a legally binding obligation of any party, or as a solicitation of any kind.